Exhibit 5.1

Van Campen & Partners N.V. Advocaten en Belastingadviseurs J.J. Viottastraat 52 1071 JT Amsterdam The Netherlands Tel: +31 20 760 16 00 Email: info@vancampenpartners.com

Mobileye N.V.

Har Hotzvim, 13 Hartom Street

P.O. Box 45157

Jerusalem 9777513

ISRAEL

February 2, 2015

Ladies and Gentlemen:

We have acted as special counsel to Mobileye N.V., a Netherlands corporation (the “Company”), with respect to certain matters of Netherlands law in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of those ordinary shares, par value EUR 0.01 per share, of the Company (“Ordinary Shares”) issuable by the Company under the 2014 Equity Incentive Plan of the Company, as adopted by the Board of Directors of the Company (the “Board”) on December 8, 2014, including the Israeli Appendix thereto (the “2014 Plan”) (the Ordinary Shares issuable from time to time under the 2014 Plan referred to herein as the “Shares”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement; (ii) a copy of the 2014 Plan; (iii) the articles of association (statuten) of the Company (the “Present Company Articles”) as presently in force, as deposited with the Trade Register of the Chamber of Commerce (the “Trade Register”); (iv) the articles of association (statuten) of the Company (the “July 2014 Company Articles”) as in force at the time of adoption of the December 8 Board Resolution referred to below, as deposited with the Trade Register; (v) the articles of association (statuten) of the Company (the “June 2014 Company Articles”) as in force at the time of adoption of the Delegation Resolution referred to below; (vi) customary telephone checks made on the date hereof with the Trade Register and the bankruptcy clerk’s office (faillissementsgriffie) of the court (rechtbank) of Amsterdam in relation to the Company; (viii) an excerpt (uittreksel), dated January 27, 2015, of the registration of the Company with the Trade Register (the “Excerpt”); (viii) a historical excerpt (historisch uittreksel) of the Company issued by the Trade Register relating to the period prior to the adoption of the Present Company Articles (the “Historic Excerpt”); (ix) minutes of a meeting of the general meeting of shareholders of the Company held on July 9, 2014, including the adoption of a resolution delegating to the Board the power to issue shares, and to grant options and other rights to acquire shares, for a period of five years ending on July 10, 2019 (the “Delegation Resolution”); (x) a written resolution of the Board, dated December 8, 2014 (the “December 8 Board Resolution”) (x) approving and adopting the 2014 Plan, (y) delegating to the Compensation Committee of the Board (the “Committee”) the power to award share options, restricted shares and restricted share units under the 2014 Plan and (z) excluding all pre-emptive rights in connection with each grant of share options or restricted share units, each issuance of restricted shares, and each issuance of shares of the Company upon exercise of share options and vesting of restricted share units, in each case in accordance with the provisions of the 2014

Van Campen & Partners N.V. has its statutory seat at Amsterdam, The Netherlands, and is registered at the Trade Register (Handelsregister) under number 54033500

Plan; (xi) the rules and regulations (reglement) of the Board of Directors of the Company, dated July 31, 2014 (the “Rules and Regulations”), represented by the management of the Company to be the sole reglement of the Board of Directors of the Company in force as of the date of this opinion and as of the date of adoption of the December 8 Board Resolution; and (xii) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of Dutch law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (v) that all Shares will be issued in accordance with all relevant provisions of the 2014 Plan and the relevant awards granted thereunder; (vi) that the price paid for each Share issued pursuant to the 2014 Plan will not be less than the equivalent of EUR 0.01 per share at the time of issuance of such Shares; (vii) that the Delegation Resolution was duly adopted at a general meeting of the shareholders of the Company, duly convened and held in accordance with all applicable provisions of Dutch law and the articles of association of the Company; (viii) that valid book-entry notations will be made in the share register of the Company, in each case in accordance with the provisions of the Company’s articles of association, in connection with all issuances of Shares under the 2014 Plan; (ix) that there will at the time of issuance of any Shares pursuant to the 2014 Plan be sufficient Ordinary Shares authorized under the Company’s articles of association and not otherwise issued or reserved for issuance to permit issuance of such Shares; (x) that the Present Company Articles are the articles of association (statuten) of the Company, as presently in force and as they will be in force at the time of each issuance of any Shares being registered pursuant to the Registration Statement; (xi) that the June 2014 Company Articles were the articles of association (statuten) of the Company as in force at the time of adoption of the Delegation Resolution; (xii) that the July 2014 Company Articles were the articles of association (statuten) of the Company as in force at the time of adoption of the December 8 Board Resolution; (xiii) that the information set forth in the Excerpt is true and correct in all respects material to the rendering of this opinion as of the date hereof, and will be true and correct in all respects material to the rendering of this opinion as of the time of issuance of any Shares being registered pursuant to the Registration Statement; (xiv) that the information set forth in the Historic Excerpt relating to the identities of the members of the Board as of the date of adoption of the December 8 Board Resolution is true and correct in all respects as of such dates; (xv) the due compliance of the issuance, offering and sale of the Shares with all relevant legal requirements of all jurisdictions other than the Netherlands; (xvi) that the Shares being registered under the Registration Statement will not be offered to any person in the Netherlands except in accordance with any provisions of the Dutch Financial Supervision Act (Wet op het financieel toezicht) permitting such Shares to be offered without a prospectus approved by the Dutch Financial Markets Authority (Stichting Autoriteit Financiële Markten) pursuant to the Dutch Financial Supervision Act; (xvii) that the Committee will duly adopt, or has adopted, in accordance with the requirements of Dutch law, the articles of association of the Company and any then applicable reglement relating to the Board of Directors or the Committee, appropriate resolutions for the issuance of any restricted shares under the 2014 Plan, and for the grant of any share options or restricted share units the exercise of which ultimately leads to the issuance of Shares under the 2014 Plan, and that all such resolutions have been or will be adopted on or prior to July 10, 2019; and (xviii) that the Rules and Regulations constitute as of the date of this opinion, and will constitute at all times when Shares are issued under the 2014 Plan, the sole reglement of the Board of Directors of the Company.

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Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares will, when the Shares have been duly issued, delivered and paid for in accordance with the relevant provisions of the 2014 Plan and of the relevant awards granted thereunder, be validly issued, fully paid and non-assessable.

This opinion:

(a)           speaks as of the date stated above; and

(b)           is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

We express no opinion on any laws other than the law of The Netherlands as it stands and has been interpreted in printed case law of the courts of The Netherlands as of the date of this opinion. In particular, without limiting the generality of the foregoing we express no opinion concerning whether or under what circumstances or with what result a court or arbitrator sitting outside the Netherlands would or might apply Dutch law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Van Campen & Partners N.V.

By	/s/ Marc J.L. van Campen	By	/s/ Nicole C. van Smaalen
Marc J.L. van Campen		Nicole C. van Smaalen

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